Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Dataram Corporation on Form S-3 (File No. 333-217860) of our report dated July 30, 2018 with respect to our audits of the consolidated financial statements of U.S. Gold Corp. as of April 30, 2018 and 2017 and for the two years then ended, which report is included in this Annual Report on Form 10-K of U.S. Gold Corp. for the year ended April 30, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

July 30, 2018